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                                                                   EXHIBIT 10.23

                    1991 STOCK PLAN OF INCYTE GENOMICS, INC.


                    RESTRICTED STOCK UNIT AGREEMENT

Payment for Units        No payment is required for the units you receive.
                         However, upon settlement of the units, you shall be required to pay in cash the par value of any shares of Common Stock you receive.

Vesting The units vest in installments, as shown in the Notice of Restricted Stock Unit Award. In addition, the units may vest upon such earlier dates as may be specified in any written employment or similar agreement between you and the Company.

                         No additional units vest after your service as an employee, director, consultant or advisor of the Company or a subsidiary of the Company has terminated for any reason.

Forfeiture               If your service as an employee, director, consultant or
                         advisor of the Company or a subsidiary of the Company terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

                         The Company can provide written notice to you at any time terminating your service with the Company, which notice shall determine when your service terminates for purpose of forfeiture.

                         In addition, the units may be forfeited upon such earlier dates as may be specified in any written employment or similar agreement between you and the Company.

Leaves of Absence        For purposes of this award, your service does not
                         terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Nature of Units          Your units are mere bookkeeping entries. They represent
                         only the Company's unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of


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                         the Company.


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No Voting Rights or      Your units carry neither voting rights nor rights to
Dividends                dividends. You, or your estate or heirs, have no rights
                         as a stockholder of the Company unless and until your units are settled by issuing shares of the Company's
                         Common Stock. No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Units Nontransferable    You may not sell, transfer, assign, pledge or otherwise
                         dispose of any units. For instance, you may not use your units as security for a loan.

Settlement of Units      Each of your units will be settled when it vests,
                         unless you elect a later settlement date(s), for some or all of your units, which may not be beyond the earlier of (a) 30 days after the termination of your service, or (b) the ninth anniversary of your Vesting
                         Commencement Date (the "Latest Settlement Date"). Such an election must be in writing, must be received by the Company at its headquarters at least 6 months before the unit vests and must become irrevocable on the date that is 6 months before the unit vests. You may select as the settlement date(s) either one or more fixed date(s) (i.e., you may elect to have your units settled in a lump sum or in installments), or the date that is 30 days after the termination of your employment (but if not settled earlier, your units will automatically be settled on the Latest Settlement Date).

                         At the time of settlement, you will receive one share of the Company's Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash, at the then fair market value of the stock, if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company's Common Stock at the time of settlement.

                         Notwithstanding the foregoing, if a settlement date (including the Latest Settlement Date) occurs on a date that is not during a "window period," then, unless the Company determines otherwise, the settlement date automatically shall be deferred to the first trading day of the first "window period" beginning after such date. In addition, if a settlement date (including the Latest Settlement Date) occurs at a time when you are considered by the Company to be one of its "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code, then, unless the Company determines otherwise, delivery of the shares of Common Stock (or cash) automatically shall be deferred until the first trading day of the first "window period" after you have ceased to be a covered employee.




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                         A "window period" means a period designated by the
                         Company during which an employee of the Company is permitted to purchase or sell shares of Common Stock.

Withholding Taxes        No stock certificates or cash will be distributed to
                         you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this award. These arrangements may include withholding shares of the Company's stock that otherwise would be distributed to you when the units are settled. These arrangements may also include surrendering shares of the Company's stock that you already own. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale   By signing this Agreement, you agree not to sell any
                         shares of the Company's Common Stock issued upon settlement of the units at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an employee, director, consultant or advisor of the Company or a subsidiary of the Company.

No Retention Rights      Your award or this Agreement do not give you the right
                         to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Adjustments              In the event of a stock split, a stock dividend or a
                         similar change in the Company's Common Stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the provisions of the Plan otherwise applicable to stock options.

                         In the event that the Company is a party to a merger or other reorganization, your units will be subject to the agreement of merger or reorganization. That agreement may provide, without limitation, (i) for the assumption of units by the surviving corporation or its parent,
                         (ii) for the continuation of units by the Company, if it is a surviving corporation, or (iii) for the settlement of the units in cash.

                         Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall by made with respect to, the number of your units. The grant of your units shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.


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Beneficiary Designation  You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company's headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.


Applicable Law           This Agreement will be interpreted and enforced under
                         the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other       The text of the Plan is incorporated in this Agreement
Agreements               by reference.

                         This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.




                  BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

                  YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

                        DESCRIBED ABOVE AND IN THIS PLAN.




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